EXHIBIT 23.1

May 6, 2010

Cyberlux Corporation
4625 Creekstone Drive, Suite 130
Research Triangle Park
Durham, North Carolina 27703

As independent auditors of Cyberlux Corporation we hereby consent to the incorporation of our report dated May 6, 2010, relating to the consolidated balance sheet of Cyberlux Corporation as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 in the Form 10-K of Cyberlux Corporation for the years ended December 31, 2009 and 2008.

s/s Turner, Jones & Associates, PLLC

Vienna, Virginia
May 6, 2010